UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
January 7, 2011 (January 7, 2011)
STERLING CHEMICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-50132 (Commission File Number)	76-0502785 (IRS Employer Identification No.)

333 Clay Street, Suite 3600	77002-4109
Houston, Texas
(Address of Principal Executive Offices)	(Zip Code)
(713) 650-3700
(Registrant’s telephone number, including area code)
Not Applicable
(Former Names or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.
As previously disclosed by Sterling Chemicals, Inc. (“Sterling”) in its Current Report on Form 8-K filed November 12, 2009, which disclosure is incorporated by reference herein, Sterling received notice from BASF Corporation (“BASF”) that, effective December 31, 2010, BASF was exercising its right to terminate the Third Amended and Restated Plasticizers Agreement dated as of April 1, 2008 (as amended) between Sterling and BASF (the “Plasticizers Production Agreement”). BASF was the sole purchaser of Sterling’s plasticizers production. On January 7, 2011, Sterling informed the work force at its plasticizers facility located in Texas City, Texas, that the plasticizers facility would be closed. The closure of the plasticizers facility, together with additional staff reductions prompted by a sustainable cost management study, resulted in the permanent reduction of Sterling’s salaried work force by 22 people and its hourly work force by 14 people. Sterling expects to incur and recognize severance costs of approximately $1.2 million in connection with this work force reduction during the first quarter of 2011. This workforce reduction is also expected to result in a curtailment gain of approximately $0.5 million under Sterling’s retiree medical plans in the first quarter of 2011.
Under the Plasticizers Production Agreement, Sterling is required to reimburse BASF for the undepreciated portion of past capital expenditures paid by BASF for the plasticizers facility, determined as of the end of the original term of the Plasticizers Production Agreement and based on a straight line, 8-year life. As of December 31, 2013, the original termination date of the Plasticizers Production Agreement, Sterling estimates that the total amount of these undepreciated capital expenditures would have been approximately $2.6 million, with approximately $1.0 million, $0.7 million, $0.6 million and $0.3 million potentially to be paid in 2011, 2012, 2013 and 2014, respectively. However, under the terms of the Plasticizers Production Agreement, if Sterling notifies BASF on or before March 30, 2011 that Sterling is permanently closing the plasticizers facility, Sterling is not required to pay BASF any amounts related to undepreciated capital. Sterling has not yet provided such notice to BASF and has not yet determined whether to permanently close the placticizers facility.
As of December 31, 2010, the net book value of Sterling’s plasticizers facility was zero. As a result, there will not be any additional impairment charges related to the plasticizers facility. Sterling expects to incur approximately $1.0 million in 2011 to shut down and decontaminate the plasticizers facility if Sterling elects to permanently close the facility. The costs and timing for dismantling the plasticizers facility are unknown at this time but Sterling does not expect these costs to be significant.
The closure of Sterling’s plasticizers facility will have a material adverse effect on its financial condition, results of operations and cash flows. However, due to Sterling’s expected operating cash flows from its acetic acid business and its current cash balance, it does not believe the closure of its plasticizers facility will impact its ability to continue as a going concern.
Certain statements in this Current Report on Form 8-K may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and include, but are not limited to, statements concerning the timing of any reductions in work force, the number of employees involved, the amount of expected closure costs, the amounts and times when closure costs are expensed, the amount of resulting impairment charges, the amount of any resulting charges to operating income, the payments of or reductions in future capital expenditures due to the exit from the plasticizers business and the ability of Sterling to use the space and infrastructure that is currently associated with the plasticizers operations. Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of Sterling that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Sterling and its industry and other factors, which could affect Sterling’s results of operations or financial condition, are included in Sterling’s Securities and Exchange Commission filings including Sterling’s Annual Report on Form 10-K. Each forward-looking statement speaks only as of the date of this report, and Sterling undertakes no obligation to publicly update or revise any forward-looking statements.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2011	STERLING CHEMICALS, INC.
	By:	/s/ John V. Genova
John V. Genova
President and Chief Executive Officer